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                                                                    Exhibit 4(b)


                         AMERICAN GREETINGS CORPORATION

                                       and

                          THE HUNTINGTON NATIONAL BANK

                                   as Trustee




                          FIRST SUPPLEMENTAL INDENTURE

                    11.75% Senior Subordinated Notes due 2008

                            Dated as of May 12, 2004









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                  FIRST SUPPLEMENTAL INDENTURE, dated as of May 12, 2004,
between AMERICAN GREETINGS CORPORATION, an Ohio corporation (the "Company"), and THE HUNTINGTON NATIONAL BANK, as Trustee (the "Trustee"), to the INDENTURE, dated as of June 29, 2001, between the Company and the Trustee (the "Indenture"). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Indenture.

                  WHEREAS, the Company and the Trustee desire to amend the Indenture;

                  WHEREAS, Section 9.02 of the Indenture permits amendment of the Indenture in this respect by the Company and the Trustee, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class;

                  WHEREAS, the Company has commenced, pursuant to the Offer to Purchase and Consent Solicitation Statement of the Company, dated April 14, 2004 (the "Offer to Purchase"), an offer to purchase all of the outstanding Notes (the "Tender Offer") and a solicitation (the "Solicitation") to obtain the consent of the Holders (the "Consent") of at least a majority in outstanding principal amount of the Notes to the Proposed Amendments (as defined in the Offer to Purchase);

                  WHEREAS, subject to the satisfaction or waiver of all conditions to the Tender Offer and the Solicitation as set forth in the Offer to Purchase, including the condition that Holders of at least a majority in aggregate principal amount of the outstanding Notes consent to this Supplemental Indenture, the Company is obligated to pay to each Holder a consent fee for each $1,000 aggregate principal amount of Notes in respect of which a Consent has been validly delivered and not revoked prior to the Consent Payment Deadline (as defined in the Offer to Purchase); and

                  WHEREAS, the Holders of at least a majority in principal amount of the Notes currently outstanding voting as a single class have provided written consents to this Supplemental Indenture.

                  NOW, THEREFORE, the parties hereto agree as follows:

         1.       Amendments to Articles One, Three, Four, Five and Six.

                  a. The Indenture is hereby amended by (i) deleting the text of Sections 3.09, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16,
4.17, 4.18, 6.01(e) and 6.01(f) of the Indenture and replacing them with the words "Intentionally Omitted," and deleting clause (iv) of Section 5.01 and the word "and" immediately preceding that clause and inserting the word "and" immediately preceding clause (iii) of Section 5.01, (ii) deleting all references to such sections and clause in their entirety, including without limitation all references, direct or indirect, thereto in Section 6.01, "Events of Default," and (iii) deleting Sections 4.03 and 4.04 of the Indenture and replacing each with the words "The Company will comply with TIA Section 314(a)."

                  b. The Indenture is hereby amended by replacing all references to the terms "Restricted Subsidiary" and "Unrestricted Subsidiary" with the term "Subsidiary" and by



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deleting the definitions "Restricted Subsidiary" and "Unrestricted Subsidiary"
from Section 1.01 of the Indenture.

                  c. The Indenture is hereby amended by deleting those definitions from the Indenture for which all references to such definitions will be eliminated as a result of the provisions of the two preceding paragraphs.

         2.       Miscellaneous

                  a. Ratification of Agreement. As supplemented by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as provided for in this Supplemental Indenture, the Indenture shall remain in full force and effect. The consent of the Holders to this Supplemental Indenture shall not constitute an amendment or waiver of any provision of the Indenture except to the extent expressly set forth herein, and shall not be construed as a waiver or consent to any further or future action on the part of the Company.

                  b. Definitions. All capitalized terms used herein without definition shall have the meanings specified to them in the Indenture.

                  c. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

                  d. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

                  e. Effectiveness. This Supplemental Indenture and the amendments described in Section 1 hereof shall become effective upon the occurrence of each of the following: (a) the receipt by the Trustee of (i) an Officers' Certificate certifying that the Holders of at least a majority in principal amount of the outstanding Notes have consented (and not validly revoked such consents) to this Supplemental Indenture and (ii) evidence of such consents by the Holders of at least a majority in principal amount of the outstanding Notes; (b) the execution hereof by the Company and the Trustee; and
(c) the Acceptance Date (as defined in the Offer to Purchase).

                  f. Trustee. The Trustee accepts the modifications of the Trust effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.




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                  g. Indemnification of Trustee. The Company agrees to indemnify and hold harmless the Trustee from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) at any time asserted against or incurred by the Trustee by reason of, arising out of or in connection with the execution of this Supplemental Indenture, except for the Trustee's own negligent action, its own negligent failure to act, or its own willful misconduct.

                    [signature page follows on the next page]




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                  IN WITNESS WHEREOF, each of the undersigned has caused this
Supplemental Indenture to be duly executed as of the date first above written.

                           AMERICAN GREETINGS CORPORATION


                           By:
                               -----------------------------------------------
                               Name:  Stephen J. Smith
                               Title: Vice President, Treasurer and Investor Relations



                           THE HUNTINGTON NATIONAL BANK
                           as Trustee

                           By:
                               -----------------------------------------------
                               Name:
                               Title:


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